SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FIRSTMERIT CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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III Cascade Plaza
Akron, Ohio 44308

March 9, 2001

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 18, 2001 at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

      The election of directors will take place at the Annual Meeting. This year we will elect six Class I Directors whose terms will expire at the Annual Meeting in 2004. All of the nominees are currently serving as directors.

      Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director, as well as the other directors who will continue in office.

      It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

John R. Cochran
Chairman and Chief Executive Officer

FirstMerit Corporation

III CASCADE PLAZA
AKRON, OHIO 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 18, 2001

      The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio, on Wednesday, April 18, 2001, at 10:00 A.M. (local time), for the following purposes:

      1.  To elect six Class I Directors;

      2.  If properly presented at the Meeting, a shareholder proposal opposed by the Board of Directors as described in the proxy statement; and

      3.  To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on February 20, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

Terry E. Patton
Secretary

Akron, Ohio
March 9, 2001

THE 2000 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

FirstMerit Corporation

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 18, 2001, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.

      The close of business on February 20, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 86,842,315 shares of common stock, no par value per share (“Common Stock”), each of which is entitled to one vote. For information concerning principal shareholders, see the section titled “Principal Shareholders” below.

      The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308, telephone number (330) 996-6300. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2000 Annual Report to Shareholders are being mailed to the shareholders of FirstMerit on or about March 9, 2001.

      For the election of directors, under Ohio law, FirstMerit’s Amended and Restated Articles of Incorporation, and its Code of Regulations (“Regulations”), if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. A majority of the outstanding shares of Common Stock constitutes a quorum. An abstention from voting any share with respect to the election of any nominee for director or a broker non-vote will not affect the election of directors since the share is not counted for voting purposes. Approval of the shareholder proposal requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting.

Election of Directors

Nominees

      Six Class I directors are being nominated and are to be elected at this Annual Meeting of Shareholders. In 1999 the shareholders, pursuant to Article III, Section 2 of the Regulations, fixed the total number of directors at 18. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as examples, as part of the terms of a future acquisition, or in the event the Board finds a highly qualified candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year. At this time there are two vacancies on the Board for such purpose, one in each of classes II and III.

      Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meeting, a quorum being present, will be elected. A majority of the outstanding shares of Common Stock constitutes a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2004)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

John R. Cochran	58	Chairman and Chief Executive Officer of FirstMerit,	246,977	(d)
		and of FirstMerit Bank, N.A.; member of the	27,420	(e)
		Board of Directors of the Federal Reserve Bank of	705,244	(f)
		Cleveland; formerly President and Chief Executive Officer of FirstMerit, and President and Chief Executive Officer, Norwest Bank, Omaha, Nebraska
Richard Colella	65	Attorney, Colella & Kolczun, P.L.L., Lorain, Ohio	8,933	(d)
			800	(e)
			7,200	(f)
Philip A. Lloyd, II	54	Attorney, Brouse McDowell, a Legal Professional	45,062	(d)
		Association, Akron, Ohio	377,096	(e)(g)
			13,200	(f)
Roger T. Read	59	Formerly Chairman, Chief Executive Officer and	122,024	(e)
		President, Harwick Chemical Corporation, Akron,	14,400	(f)
		Ohio, a manufacturer and wholesaler of chemicals and allied products
Richard N. Seaman	55	President and Chief Executive Officer, Seaman	5,300	(d)
		Corporation, a manufacturer of vinyl coated	7,200	(f)
		industrial fabrics
Charles F. Valentine	61	Executive Vice President of FirstMerit and of	180,223	(d)
		FirstMerit Bank; formerly Chairman and Chief	53,130	(e)
		Executive Officer of Security First Corp.	108,096	(f)
		and Security Federal Savings and Loan Association

CLASS II DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2002)(a)

		Principal Occupation for Past Five Years	Shares Beneficially Owned
Name	Age	and Other Information	Number-Percent(b)(c)

Karen S. Belden	58	Realtor, The Prudential-DeHoff Realtors, Canton,	22,562	(d)
		Ohio; formerly Director of the CIVISTA Corporation,	167,600	(e)(g)
		a publicly held savings and loan holding company	10,800	(f)
R. Cary Blair	61	Chairman and Chief Executive Officer of Westfield	6,145	(e)
		Group, Westfield Center, Ohio, a group of	10,800	(f)
		financial services companies; Director, The Davey Tree Expert Company, Kent, Ohio, a publicly held horticultural company
Robert W. Briggs	59	Chairman of the Board, (formerly President) of the	6,170	(d)
		law firm of Buckingham, Doolittle & Burroughs,	104,654	(e)(g)
		LLP, Akron, Ohio	10,800	(f)
Gary G. Clark	51	Formerly Chairman and Chief Executive Officer of	160,269	(d)
		Signal Corp and Signal Bank, N.A.	1,897	(e)
			62,546	(f)
Clifford J. Isroff	64	Chairman and Secretary, I Corp., Akron, Ohio, a	9,200	(d)
		manufacturing holding company	15,600	(f)

CLASS III DIRECTORS CONTINUING IN OFFICE (Term Expiring in 2003)(a)
John C. Blickle	50	President of Heidman, Inc., dba McDonald’s	26,690	(d)
		Restaurants, Akron, Ohio, quick service restaurants	1,972	(e)
			2,400	(f)
Sid A. Bostic	58	President and Chief Operating Officer of FirstMerit	11,208	(d)
		and FirstMerit Bank; formerly Chairman, President and Chief Executive Officer, Norwest Bank Indiana, N.A., Fort Wayne, Indiana	319,150	(f)
Terry L. Haines	54	President, Chief Executive Officer and Director,	4,211	(e)
		A. Schulman, Inc., Akron, Ohio, a publicly held	14,400	(f)
		manufacturer and wholesaler of plastic materials
Robert G. Merzweiler	47	President and Chief Executive Officer, Landmark	8,000	(d)
		Plastic Corporation, Akron, Ohio, a manufacturer of	1,000	(e)
		plastic products	2,400	(f)
Jerry M. Wolf	55	President and Chief Executive Officer of Midwest	5,500	(d)
		Acoust-A-Fiber, Inc.; formerly Chairman of the	150	(e)
		Board of Directors of Jefferson Savings Bank	4,800	(f)
		and a member of the Board of Directors of PremierBank & Trust

(a)	The directors have served since the year following their names: Mr. Isroff, 1981; Mr. Lloyd, 1988; Mr. Blickle, 1990; Messrs. Merzweiler and Haines, 1991; Mr. Read, 1992; Mr. Cochran, 1995; Mrs. Belden and Messrs. Blair and Briggs, 1996; Messrs. Bostic, Colella, Seaman, Valentine and Wolf, 1998; Mr. Clark, 1999.

(b)	Number of shares beneficially owned is reported as of February 16, 2001. None of the directors other than Mr. Cochran beneficially owns one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.

(c)	All directors and executive officers as a group (26 persons) beneficially owned 3,555,383 shares of Common Stock as of February 16, 2001, including 2,199,790 options to purchase Common Stock. This represents approximately 4.11% of the outstanding shares of Common Stock as of that date.

(d)	Sole voting and/or investment power.

(e)	Shared voting and/or investment power.

(f)	Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under a FirstMerit stock option plan.

(g)	Includes reported beneficial ownership of the following numbers of shares owned by family members, limited liability companies or trusts, as to which the director disclaims any beneficial ownership: Mrs. Belden, 167,600; Mr. Briggs, 104,654; and Mr. Lloyd, 348,164.

     There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

Committees of the Board of Directors

      The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 2000 Annual Meeting of Shareholders.

      The Audit and Review Committee consisted of Robert W. Briggs, Chairman, Karen S. Belden, Richard Colella, Richard N. Seaman and Jerry M. Wolf. It met four times during 2000 to examine and review internal and external reports of operations of FirstMerit and its operating subsidiaries (the “Subsidiaries”) for presentation to the full Board of Directors.

      The Credit Committee consisted of Philip A. Lloyd, II, Chairman, Karen S. Belden, John C. Blickle, and Richard Colella. It met four times during 2000 to monitor the lending activities of the Subsidiaries and to help assure such activities were conducted in a manner consistent with FirstMerit’s loan policy.

      The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and the Subsidiaries, and to administer (among other plans) FirstMerit’s stock option plans, the FirstMerit Corporation Executive Incentive Plan (the “Compensation Program”) and the Executive Life Insurance Program (“Insurance Plan”). In addition, the Committee is involved in administering the Employee Stock Purchase Plan (“ESPP”), the Pension Plan for Employees of FirstMerit Corporation and the Subsidiaries (“Pension Plan”), the Executive Supplemental Retirement Plan (“SERP”) and the FirstMerit Corporation and Subsidiaries Employees’ Salary Savings Retirement Plan (“401(k) Plan”). The committee met five times during 2000. Its members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II, although Mr. Lloyd recused himself from determinations relating to compensation subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      The Executive Committee evaluates and responds to management’s recommendations concerning planning, management, acquisitions, nominations for directors and committee membership. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, R. Cary Blair, John C. Blickle, Sid A. Bostic, John R. Cochran, Philip A. Lloyd, II, and Roger T. Read. It met 15 times during 2000.

      There were twelve regularly scheduled and special meetings of the Board of Directors in 2000. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by Section 16 Filers that for 2000 all reports were duly and timely filed by the Section 16 Filers, except as set forth below: Messrs. Seaman, Wolf and Cochran each purchased 2,000 shares of Common Stock in February, 2000, but due to an administrative error, their Form 4’s were not timely filed.

Executive Compensation and Other Information

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its executive officers. The table shows the compensation of the individual serving in the capacity of Chief Executive Officer, as well as each of the four other most highly compensated executive officers of FirstMerit, determined as of the end of the last fiscal year, December 31, 2000 (collectively the “Named Executive Officers”), and for the fiscal years ended December 31, 1999 and 1998:

Summary Compensation

		Annual Compensation

						Other
Name and						Annual
Principal Position	Year	Salary(1)		Bonus(2)		Compensation(3)

John R. Cochran(7)	2000	$583,000		$–0–		$–0–
Chairman and Chief	1999	574,750		440,000		–0–
Executive Officer	1998	540,000		350,880		–0–
Sid A. Bostic(8)	2000	400,000		–0–		–0–
President and Chief	1999	387,500		227,500		–0–
Operating Officer	1998	320,833		8,238		–0–
Bruce M. Kephart	2000	192,500		77,000		–0–
Executive Vice President	1999	190,625		112,850		–0–
	1998	183,125		91,845		–0–
Richard G. Norton	2000	200,000		65,600		–0–
Executive Vice President	1999	197,500		108,604		–0–
	1998	178,994		62,543		–0–
Charles F. Valentine	2000	225,000		63,000		–0–
Executive Vice President	1999	223,575		30,113		–0–
	1998	296,050	(11)	142,000	(12)	150,000	(13)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term
	Compensation Awards

	Restricted	Securities
Name and	Stock	Underlying		All Other
Principal Position	Awards(4)	Options/SARs(5)		Compensation(6)

John R. Cochran(7)	$–0–	120,000		$39,417
Chairman and Chief	–0–	120,000		39,042
Executive Officer	–0–	120,000		39,042
Sid A. Bostic(8)	–0–	20,000		38,994
President and Chief	–0–	202,500		38,619
Operating Officer	255,375 (9)	75,000		33,744
Bruce M. Kephart	–0–	–0–		20,461
Executive Vice President	–0–	72,000		20,086
	–0–	4,150	(10)	20,086
Richard G. Norton	–0–	–0–		19,579
Executive Vice President	–0–	72,000		19,204
	–0–	4,500		19,204
Charles F. Valentine	–0–	–0–		7,875
Executive Vice President	–0–	36,000		16,586
	–0–	22,500		3,357

(1)	Includes the deferred portion of salary under the 401(k) Plan.

(2)	For 2000, 1999 and 1998, the bonus includes the amounts paid or accrued pursuant to the Compensation Program. The amounts included represent the incentive bonus earned for the prior year, but which cannot be determined and paid until the first quarter of the following year. For 2000, the bonus amounts reported include amounts which were deferred to subsequent periods pursuant to FirstMerit’s Executive Deferred Compensation Plan. The amounts deferred to a subsequent period for each individual were as follows: Mr. Cochran, $-0-, Mr. Bostic, $-0-, Mr. Kephart, $-0-, Mr. Norton $-0- and Mr. Valentine, $-0-.

(3)	Perquisites provided to each of the Named Executive Officers in 2000 did not exceed the disclosure thresholds established under Commission regulations and are not included in these totals.

(4)	Other than Messrs. Cochran and Bostic, none of the Named Executive Officers holds restricted stock. No long-term incentive plan payouts were made in 2000. On March 1, 1995, Mr. Cochran received 25,000 shares of restricted Common Stock pursuant to the FirstMerit Corporation 1995 Restricted Stock Plan and on April 9, 1997, he received 25,200 shares of restricted Common Stock pursuant to the 1997 Stock Plan. As of February 16, 2001, the fair market value of such shares equaled $1,314,638, based upon a closing market price of $26.188 per share. The restrictions on the 1995 shares lapse equally over a three-year period beginning in March, 2001, and restrictions on the 1997 shares lapse equally over a three-year period beginning in April, 2005, but all may vest at an earlier time due to death, disability, a Change in Control, Termination Without Cause or Termination for Good Reason. The dividends on such shares are currently paid to Mr. Cochran.

(5)	The terms of the stock options granted in 2000 to the Named Executive Officers are described in detail in the footnotes to the table “Options/ SAR Grants in Last Fiscal Year.”

(6)	“All Other Compensation” for 2000 includes the following: (i) contributions to FirstMerit’s 401(k) Plan to match the 2000 pre-tax elective deferral contributions made by each to the 401(k) Plan: Mr. Cochran, $7,875, Mr. Bostic, $7,875, Mr. Kephart, $7,875, Mr. Norton, $7,875 and Mr. Valentine, $7,875, and (ii) amounts paid or accrued by FirstMerit for life and accidental death insurance under FirstMerit’s Insurance Program (together with amounts paid as a tax “gross-up” on such amounts): Mr. Cochran, $31,542, Mr. Bostic, $31,119, Mr. Kephart, $12,586, Mr. Norton, $11,704 and Mr. Valentine, $-0-. None of the Named Executive Officers received fees as a director or committee member.

(7)	Mr. Cochran was promoted to Chairman and Chief Executive Officer from President and Chief Executive Officer on February 1, 1998.

(8)	Mr. Bostic joined the Company on February 1, 1998.

(9)	The restrictions on the 9,000 shares of Common Stock awarded to Mr. Bostic on February 1, 1998 lapsed on February 1, 2001 with respect to 7,000 of such shares, and will lapse on February 1, 2002 with respect to 1,000 of such shares, and also on February 1, 2003 with respect to the remaining 1,000 shares, but all may vest at an earlier time due to death, disability, a Change in Control, Termination Without Cause or Termination for Good Reason. As of February 16, 2001, the fair market value of such shares equaled $235,692, based upon a closing market price of $26.188 per share. The dividends on such shares are currently paid to Mr. Bostic.

(10)	Part of these shares (400) is a reload grant on the exercise of a prior grant.

(11)	Includes compensation paid by Security First Corp prior to the merger with and into the Company.

(12)	Bonus paid by Security First Corp prior to the merger with and into the Company.

(13)	A one time bonus paid at the time of the merger of Security First Corp with and into the Company.

Stock Options

      The following table contains information concerning the grant of stock options during fiscal 2000 under FirstMerit’s 1999 Stock Plan to the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
			Percent of Total			of Stock Price
	Number of		Options/SARs			Appreciation for
	Total		Granted to			Option Term(2)
	Options/SARs		Employees in	Exercise or	Expiration
Name	Granted(1)		Fiscal Year	Base Price	Date	5%	10%

John R. Cochran	80,000	(3)	22.96%	$16.440	2/17/10	$826,796	$2,095,571
	40,000	(4)	11.48%	16.440	2/17/10	413,398	1,047,786

Total	120,000		34.44%
Sid A. Bostic	20,000	(5)	5.74%	16.440	2/17/10	206,699	523,893
Bruce M. Kephart	–0–		–0–%	–0–	–0–	–0–	–0–
Richard G. Norton	–0–		–0–%	–0–	–0–	–0–	–0–
Charles F. Valentine	–0–		–0–%	–0–	–0–	–0–	–0–
Total All Employees	348,370	(6)

(1)	The 1999 Stock Plan generally provides for granting of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”) (collectively “Stock Options”) and shares of restricted stock. The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). If granted by the Committee, a one-time reload option of NQSOs may be granted equal to the number of whole shares used by the participant to exercise an option. Shares of stock acquired upon the exercise of the reload option are restricted from sale or transfer for two years. If so provided by the Committee, an option may be transferred to an option holder’s immediate family. In the event of a “Change in Control,” unless the Committee otherwise determines, any unvested Stock Options will immediately vest. “Change in Control” is basically defined as (a) a change in a majority of the board (unless the new board members were approved in advance by a 2/3rds vote of the current Board), or (b) where the shareholders have to vote to approve a transaction: (i) post-transaction the current FirstMerit shareholders no longer hold 50% of the Common Stock, (ii) a group has 25% or more of the outstanding Common Stock, and (iii) there has been a change in a majority of the current board.

(2)	In 2000, the following amounts were accrued as dividend units issued in years prior to 2000 by the named Executive Officers: Mr. Cochran, $34,400, Mr. Bostic, $43,000, Mr. Kephart, $22,274, Mr. Norton, $18,000 and Mr. Valentine, $19,350.

(3)	These NQSOs vested on February 17, 2001.

(4)	These NQSOs become exercisable in January, 2003 if the Company reaches its three-year earnings per share target for the vesting of these options, otherwise they vest in February, 2007.

(5)	These NQSOs vested on August 17, 2000.

(6)	This number includes Stock Options granted to Named Executive Officers and to FirstMerit employees under the 1999 Stock Plan.

     The following table contains information concerning the exercise of Stock Options under FirstMerit’s 1992 Stock Plan, the 1997 Stock Plan, and the 1999 Stock Plan, and information on unexercised Stock Options held as of the end of the 2000 fiscal year, by the Named Executive Officers:

Aggregated Option/ SAR Exercises in Last Fiscal Year

And Fiscal Year-End Option/ SAR Values

Number of Securities
Underlying
Unexercised
Options/SARs
at Fiscal Year-End
Shares Acquired
Name	on Exercise	Value Realized	Exercisable/Unexercisable(1)

John R. Cochran	–0–	$–0–	620,000/200,000
Sid A. Bostic	–0–	–0–	140,000/157,500
Bruce M. Kephart	–0–	–0–	62,650/56,000
Richard G. Norton	–0–	–0–	47,500/56,000
Charles F. Valentine	3,900	56,937.63	68,736/40,500

[Additional columns below]

[Continued from above table, first column(s) repeated]

Value of Unexercised
In-the-Money
Options/SARs
at Fiscal Year-End

Name	Exercisable/Unexercisable(2)

John R. Cochran	$5,402,476/$1,264,704
Sid A. Bostic	238,936/115,668
Bruce M. Kephart	340,592/41,126
Richard G. Norton	300,924/41,126
Charles F. Valentine	816,702/35,993

(1)	Share information relating to options granted prior to September, 1997 has been restated to give effect to the 2-for-1 stock split effective in that month.

(2)	Based upon the closing price reported in the Nasdaq Stock Market National Market System (“Nasdaq”) for the Common Stock of FirstMerit on December 31, 2000. This computation does not include the value of any dividend units.

Beneficial Ownership and Stock Ownership Guidelines

      The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of February 16, 2001.

Title of Class(1)	Name of Officer	Number of Shares(2)	Percent of Class(3)

Common Stock	John R. Cochran	979,641	1.13%
Common Stock	Sid A. Bostic	330,358	—
Common Stock	Bruce M. Kephart	105,623	—
Common Stock	Richard G. Norton	132,778	—
Common Stock	Charles F. Valentine	341,449	—

(1)	None of the Named Executive Officers owns any shares of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”).

(2)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Cochran, 705,244; Mr. Bostic, 319,150; Mr. Kephart, 88,798; Mr. Norton, 112,430; and Mr. Valentine, 108,096.

(3)	None of the listed officers other than Mr. Cochran owns or has a right to acquire more than one percent of the Common Stock.

     The Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times.

Pension Plans

      Under the Pension Plan for Employees of FirstMerit Corporation and the Subsidiaries (the “Pension Plan”), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the Pension Plan on the same basis as other employees.

      Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $170,000 in 2000) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of 1.35% of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55% of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service not exceeding 35 years. “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

      Contributions to the Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 2000, the Named Executive Officers had the following numbers of years of service credited to them: Mr. Cochran had six years, Mr. Bostic, three years, Mr. Kephart, five years, Mr, Norton, 29 years and Mr. Valentine, 21 years.

      The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight-life annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

Pension Plan Table

	Estimated Annual Benefits Upon Retirement on
Average Base	December 31, 2000 with Years of Service Indicated
Salary Used for
Plan Benefits	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$150,000	$39,854	$53,139	$66,424	$79,708	$92,993	$103,118

$200,000	54,104	72,139	90,174	108,208	126,243	139,743

$250,000	68,354	91,139	113,924	136,708	159,493	176,368

$300,000	82,604	110,139	137,674	165,208	192,743	212,993

$350,000	96,854	129,139	161,424	193,708	225,993	249,618

$400,000	111,104	148,139	185,174	222,208	259,243	286,243

$450,000	125,354	167,139	208,924	250,708	292,493	322,868

$500,000	139,604	186,139	232,674	279,208	325,743	359,493

$550,000	153,854	205,139	256,424	307,708	358,993	396,118

$600,000	168,104	224,139	280,174	336,208	392,243	432,743

$650,000	182,354	243,139	303,924	364,708	425,493	469,368

$700,000	196,604	262,139	327,674	393,208	458,743	505,993

$750,000	210,854	281,139	351,424	421,708	491,993	542,618

$800,000	225,104	300,139	375,174	450,208	525,243	579,243

$850,000	239,354	319,139	398,924	478,708	558,493	615,868

$900,000	253,604	338,139	422,674	507,208	591,743	652,493

      The foregoing figures are provided without regard to limitations on annual pension benefits that may be paid from a tax-qualified pension plan and trust under the Internal Revenue Code (“Code”).

      FirstMerit has adopted the SERP for certain of its management employees, including executive officers. Effective January 1, 2001, the SERP provides total executive retirement income based upon the greater of the amounts determined pursuant to the following formulae: (a) 50% of the final two-year average of the executive’s base salary plus 1.5% of the final two-year average of the executive’s base salary for each year of service up to ten years, payable for 15 years or (b) 50% of the average of the executive’s total compensation, including base salary and incentive compensation, for the three years during the last five years of the executive’s employment with FirstMerit in which such total compensation is the highest, regardless of whether such years are consecutive, payable for the executive’s lifetime. The retirement income “target” calculated under the foregoing formulae is then reduced in the case of the formula in (a) above by the benefits provided by other retirement and supplemental plans, the executive’s Social Security benefit, and the benefits from previous employers’ retirement plans and, in the case of the formula in (b) above, by the benefits provided by other retirement and supplemental plans, including the executive’s matching contributions under the FirstMerit 401(k) Plan, 50% of the executive’s Social Security benefit, and the benefits from previous employers’ retirement plans. In addition, benefits are further reduced by 3% for each year where retirement age is on or after age 55 and prior to age 65.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee members consisted of Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II. In serving on the Compensation Committee, Mr. Lloyd has recused himself from determinations relating to compensation subject to Section 16 of the Exchange Act.

      Mr. Lloyd also served on the Executive and Credit Committees. He is a shareholder of the law firm of Brouse McDowell, A Legal Professional Association (“Brouse McDowell”) which performs legal services for FirstMerit and its Subsidiaries. During 2000, Brouse McDowell was paid $609,998 for legal services rendered to FirstMerit and $1,075,980 for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd’s interest in such fees cannot be practically determined.

Employment Contracts and Termination of Employment Arrangements

      This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the other Named Executive Officers.

      Effective December 1, 1998, the Company entered into an Employment Agreement with John R. Cochran which provides that he serve as the Chairman and Chief Executive Officer of the Company, set his annual base salary at $550,000, which was increased to $583,000 in 1999 (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Cochran will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 60% of his base salary.

      Mr. Cochran was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The agreement contains a covenant not to compete for a minimum two-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. These obligations consist essentially of the payment of Mr. Cochran’s base salary, bonus and other benefits until the earlier of the second anniversary of the termination date or the last day of the month of Mr. Cochran’s sixty-fifth birthday. In the event that Mr. Cochran’s employment is terminated at his election or for Cause, the covenant not to compete remains in force, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence.

      The Board of Directors also agreed to nominate Mr. Cochran to the Board of Directors. Additionally, if Mr. Cochran’s employment is terminated by FirstMerit without Cause or by Mr. Cochran with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates November 30, 2003, unless terminated at an earlier time pursuant to its terms.

      The employment agreement also provides that if there is a Change in Control of FirstMerit, and within three years Mr. Cochran is terminated without Cause or resigns with Good Reason, or within one year resigns without Good Reason, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) Mr. Cochran’s annual base salary in effect at the time of termination or immediately prior to the Change in Control (whichever is higher) or (b) one-twelfth of such annual base salary, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday), plus (ii) an amount equal to the highest annual incentive compensation paid to Mr. Cochran over the three-year period preceding the Change in Control. Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability or (ii) by FirstMerit (or its successor) for Cause.

      In addition, Mr. Cochran is to receive a lump-sum payment after termination equal to (i) the lesser of (a) the annual cost of all accident, disability, and life insurance in effect at the time of termination or immediately prior to the Change in Control (whichever is higher) or (b) one twelfth of such amount, multiplied by the number of months between the termination and Mr. Cochran’s sixty-fifth birthday (including both the months of termination and of Mr. Cochran’s birthday). Mr. Cochran will also receive continued health care coverage and continued payment by the Company of premiums on the Executive Life Insurance Policy (plus 40% of such premiums as a tax “gross-up”).

      Also in the Event of a Change in Control, Mr. Cochran’s stock options and similar rights in which he participates would be subject to immediate vesting. Based upon the closing price of FirstMerit Common Stock effective for December 31, 2000 of $25.88 and had a Change in Control occurred on that date, the Company believes Mr. Cochran would have been entitled to a payment of approximately $4,694,600. In addition, Mr. Cochran would have been indemnified to the extent of $2,579,515 as reimbursement for the tax imposed under Section 4999 the Code, or any similar tax. FirstMerit also must pay for one year (up to $35,000) of reasonable outplacement expenses incurred by Mr. Cochran in seeking comparable employment through a placement firm.

      Effective February 1, 2001, the Company entered in a new Employment Agreement with Sid A. Bostic which provides that he serve as the President and Chief Operating Officer of the Company, sets his annual base salary at $400,000 (subject to annual review), as well as providing for the terms of payment of salary and benefits in the event of his death or disability, termination or a Change in Control. Pursuant to the agreement, Mr. Bostic will receive bonuses in accordance with the Company’s Compensation Program. His threshold award under such program was set at 50% of his base salary.

      Mr. Bostic was also provided the right to participate in various retirement plans, as well as certain additional benefits provided executive officers (including those provided to all employees generally), as detailed in the “Summary Compensation” and “Option/ SAR Grants in Last Fiscal Year” tables above. The Board of Directors also agreed to nominate Mr. Bostic to the Board of Directors.

      The agreement contains a covenant not to compete for a minimum one-year period immediately following termination or expiration of the agreement that is conditioned upon FirstMerit’s payment of certain obligations. In the event that Mr. Bostic’s employment is terminated at his election or for Cause, the covenant not to compete remains in force for a one-year period, notwithstanding that FirstMerit may elect not to make the payments described in the preceding sentence. If Mr. Bostic’s employment is terminated by FirstMerit without Cause or by Mr. Bostic with Good Reason during the term of the agreement, his base salary and benefits continue for one year. The agreement terminates January 31, 2004, unless terminated at an earlier time pursuant to its terms.

      In October 1998, at the time of the closing of the acquisition of Security First Corp, FirstMerit entered into an employment agreement with Mr. Valentine. Mr. Valentine serves as Executive Vice President of FirstMerit. The employment agreement has a term of three years with an annual base salary of $219,000. Mr. Valentine’s salary for 2000 was set at $225,000. He is eligible to receive an annual cash bonus of 40% to 70% of his base salary in accordance with FirstMerit’s incentive compensation plan. Mr. Valentine’s employment agreement contains a one year non-competition provision.

      In the event Mr. Valentine’s employment with FirstMerit is terminated for any reason prior to the expiration of the term, FirstMerit has agreed to pay him a lump sum cash payment of $985,000. Pursuant to the membership agreement entered into between FirstMerit and Mr. Valentine under the SERP, if Mr. Valentine retires prior to age 65 and at least three years after the date he first became a participant in the SERP, the actuarial equivalent of his early retirement benefit under the SERP, prior to any reductions for other retirement and supplemental plans,

Social Security benefits and the benefits from prior employers’ retirement plans, shall not be less than $1,426,769.

      Mr. Valentine’s employment agreement with FirstMerit also contains a change in control provision. This provision provides generally that after the first anniversary of his employment agreement but before the expiration of such agreement, if Mr. Valentine’s employment is terminated following a change in control of FirstMerit, other than as a result of voluntarily resignation (except for good reason), termination for cause, or death, he will receive an amount equal to 200% of his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended, subject to certain adjustments.

      To promote stability among the other executive officers, the Board of Directors of FirstMerit authorized FirstMerit to enter into agreements with other key officers regarding their termination due to a Change in Control or due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of a merger, acquisition or like transaction, either before or after the closing of the transaction, and where no Change in Control of the Company has occurred. An employee cannot receive benefits under both the Change in Control and displacement agreements. The benefits under the displacement agreements are substantially similar to those provided under the Change in Control agreements. All of the other Named Executive Officers have agreements which have Change in Control and displacement provisions.

      The Change in Control agreements each provide that if there is a Change in Control of FirstMerit, and the Named Executive Officer is subsequently terminated during the term of the his agreement, he will be entitled to an amount payable in one lump sum. This amount will be equal to (i) the lesser of (a) the Named Executive Officer’s base salary at the time of termination or immediately prior to the Change in Control (whichever is greater) multiplied by two (two and a half in the case of Mr. Bostic) or (b) one twelfth of such annual base salary multiplied by the number of months between the termination and the Named Executive Officer’s sixty- fifth birthday (including both the months of termination and of the officer’s birthday), plus (ii) an amount equal to the average annual incentive compensation paid to such officer over the two years preceding the Change in Control, multiplied by two (or two and a half in the case of Mr. Bostic). Such amount will not be paid, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for Cause, or (iii) by the Named Executive Officer other than for Good Reason. In addition, each Named Executive Officer is to receive benefits during the two-year period (or thirty-month period in the case of Mr. Bostic) after termination which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

      Each Named Executive Officer also will be entitled to immediate vesting of all stock options and similar rights in which he participates. Based upon the closing price of FirstMerit Common Stock effective for December 31, 2000 of $25.88, the Company believes that, had a Change in Control occurred on that date, certain Named Executive Officers would have been entitled to the following payments: Mr. Bostic, $1,394,579, Mr. Kephart, $713,036, Mr. Norton, 567,764 and Mr. Valentine, $1,963,125. Except for Mr. Bostic, the foregoing totals are limited to the amounts permitted under Sections 280G and 4999 of the Code without being considered “parachute payments.” Mr. Bostic’s Change of Control payments are reduced to the Sections 280G and 4999 limits only if the total amount that he would receive “net after tax” as a result of the reduction is greater than he would receive if no reduction occurs. FirstMerit must also pay for one year (up to $25,000) of reasonable outplacement expenses incurred by the officer in seeking comparable employment through a placement firm.

FirstMerit Compensation Committee Report on Executive Compensation

     Philosophy and Composition of Committee

      FirstMerit’s executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation Committee and approved by the non-employee members of the Board of Directors (“non-employee directors”). In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit’s shareholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

      FirstMerit’s executive compensation program is administered by the Compensation Committee of the Board of Directors, composed entirely of the following non-employee directors: Roger T. Read, Chairman, R. Cary Blair, Terry L. Haines, Clifford J. Isroff and Philip A. Lloyd, II. Mr. Lloyd, however, has recused himself from determination relating to compensation subject to Section 16 of the Exchange Act.

     Establishment of Executive Compensation Program and Procedures

      The Compensation Committee has utilized the services of Gough Management Co. (“Gough”) and Hewitt Associates (“Hewitt”), compensation companies, to make recommendations regarding FirstMerit’s executive compensation program. The recommendations of Gough and Hewitt have been reviewed by the Committee.

      The Compensation Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to approval by the non-employee directors. The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to approval by the non-employee directors. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer of FirstMerit. In evaluating the Chief Executive Officer’s performance, the Committee reviews reports submitted by each non-employee member of the board of directors and reports on that evaluation directly to the non-employee members of the Executive Committee and then to the non-employee directors.

      As an overall evaluation tool in determining levels of compensation for the FirstMerit executive officers, as well as for the Chief Executive Officer, the Committee reviews the compensation policies of other public companies, as well as published financial industry salary surveys. Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the Nasdaq Banks Index (an index included in FirstMerit’s “Performance Graph” below), and as such, the Committee is unable to make any comparisons between the two.

     Components of the Named Executive Officer Compensation

      For 2000, the executive compensation program for the Named Executive Officers consisted of four primary components: (i) a base salary; (ii) incentive compensation; (iii) executive benefits, such as insurance and retirement benefits; and (iv) benefits which are generally available to all employees. These components are discussed in detail below.

      Base Salary. The Named Executive Officers’ base salaries and performance are reviewed annually. They are primarily determined by evaluating the individual officers’ level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities outside of FirstMerit.

      Significant weight is also given to the views of the Chief Executive Officer and the Chief Operating Officer of FirstMerit regarding how the Named Executive Officer has succeeded in his annual performance goals. These goals are established annually by the Chief Executive Officer or Chief Operating Officer for each Executive Officer, including personal and corporate goals. The nature of these goals differs depending upon each Officer’s job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

      The Named Executive Officer’s base salary is then established by the Committee based upon the items listed above, as well as upon the Company’s overall performance during the preceding year. The Committee does not place a specific weight value on any of the above-listed factors. The base salary as established is subject to approval by the non-employee directors.

      Incentive Compensation. Incentive compensation includes two programs: the award of cash bonuses through the Compensation Program and the award of stock options and restricted stock under the 1999 Stock Plan. The participants and awards under FirstMerit’s incentive plans are determined by the Committee, subject to approval by the non-employee directors.

      Cash Incentive Compensation. FirstMerit’s policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Compensation Committee. Prior to the beginning of each year performance targets are established by the Committee. The performance targets focus upon the earnings per share (“EPS”) of FirstMerit, and depending upon the duties of a Named Executive Officer, the EPS of one or more Subsidiaries. Also included as targets are individual performance goals. The Committee has the right, however, to also take into consideration other factors related to the individual performance of the Named Executive Officer in making an award to him under the Compensation Program. An incentive bonus award for a Named Executive Officer depends upon two basic factors: (i) the position held by the Named Executive Officer, which establishes a maximum bonus available based upon a percentage of the officer’s base salary (60-100% of the base salary for the Chief Executive Officer; 50-80% of the base salary for the Chief Operating Officer; 40-70% of the base salary for the other Named Executive Officers) and (ii) the extent to which the performance targets, including the EPS target, have been met or exceeded.

      All incentive bonus awards are currently paid in cash, unless deferred at the officer’s election under FirstMerit’s Executive Deferred Compensation Plan. The bonuses paid, or accrued but deferred by the executive in 2000, were based upon FirstMerit’s 1999 performance.

      Stock Options. FirstMerit’s philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company’s overall performance and an incentive to manage with a view toward maximizing long-term shareholder value. Stock option grants provide an incentive for the creation of shareholder value since the full benefit of the grant to each Named Executive Officer can only be realized with an appreciation in the price of FirstMerit’s Common Stock.

      Option grants provide the right to purchase shares of FirstMerit’s Common Stock at the fair market value on the date of the grant. Stock options are granted to Named Executive Officers pursuant to the 1999 Stock Plan using guidelines which include corporate performance and individual responsibilities and performance.

      In 2000, the Committee determined and awarded Messrs. Cochran and Bostic stock options. Mr. Cochran received “performance” stock options for 40,000 shares, which vest in January 2003, but only if a target cumulative EPS is achieved, otherwise the options vest in February, 2007. Mr. Cochran also received stock options for 80,000 shares which vested in February, 2001. Mr. Bostic received stock options for 20,000 shares which vested in August, 2000. The total number of option grants made in 2000 for all participants in the 1999 Stock Plan was for 348,370 shares of FirstMerit Common Stock, of which 140,000 shares, or 40.18%, were awarded to the Named Executive Officers (including the reload options granted upon the exercise of prior options).

      Stock Ownership Guidelines. The Board adopted stock ownership guidelines for its officers. The guidelines state that within five years after adoption, officers of FirstMerit should own Common Stock having a market value equal to at least the following levels of their base salary: Chief Executive Officer and President, five times; Executive Vice President, three times; and Senior Vice President, two times. The Board annually reviews the level of ownership to monitor the progress towards attaining these guidelines.

     Determination of the Chief Executive Officer’s Compensation

      John R. Cochran has served as the Chief Executive Officer of the Company since March 1, 1995. Mr. Cochran’s compensation package is detailed in this Proxy under the tables and descriptive paragraphs of this section entitled “Executive Compensation and Other Information.”

      Mr. Cochran’s base salary for 2000 was determined by the Committee through an assessment of several areas, including the annual financial results of FirstMerit and his overall performance as a leader of the Company. In determining compensation the annual financial results (which focused on net operating income) were given a 75% weight by the Committee, whereas overall performance as a leader was given a 25% weight by the Committee. Overall performance was further broken down into seven sub-areas, three of which were each given a 20% weight, while the other four were each given a 10% weight. In addition to these factors, the Committee also reviewed information from Gough to determine if there were any overall trends in the financial services industry regarding compensation of chief executive officers that would suggest any adjustments to the amounts to be paid to Mr. Cochran.

      Based on these factors, the Committee established Mr. Cochran’s 2000 annual base salary at $583,000, which was the same as his 1999 base salary. Mr. Cochran was also granted “performance” stock options, as described above, to purchase 40,000 shares of FirstMerit Common Stock and an annual grant of stock options (which vested one year after the date of grant) to purchase 80,000 shares of FirstMerit Common Stock, both at a per share price equal to 100% of the fair market value on the date of grant. All of the options granted were NQSOs and equated to 34.44% of all options granted in 2000 to participants in the 1999 Stock Plan.

     Deductibility of Executive Compensation

      The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m) which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base for any employee and therefore, compensation should not be affected by the qualifying compensation regulations. Under the FirstMerit Corporation Executive Deferred Compensation Plan (“Executive Deferred Plan”), which was approved by the shareholders in April 1996, amounts deferred by executives will not be subject to Code Section 162(m). The Executive Deferred Plan permits executive officers of FirstMerit to elect to defer their base salary and incentive compensation in “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof).

      The foregoing report has been respectfully furnished by the members of the Compensation Committee, being:

Roger T. Read, Chairman Terry L. Haines Philip A. Lloyd, II	R. Cary Blair Clifford J. Isroff

Performance Graph

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit’s Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing December 31, 1995 and ended December 31, 2000.(1)

GRAPH

	FMER	Nasdaq	Nasdaq Banks(2)	S&P 500

1995	100.00	100.00	100.00	100.00
1996	122.59	123.03	129.42	122.94
1997	201.19	150.27	215.62	163.95
1998	195.40	210.68	193.50	210.80
1999	172.18	392.10	182.27	255.16
2000	209.15	238.49	214.53	231.93

(1)	Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

(2)	This is a CRSP Index and includes all companies on Nasdaq within the SIC Codes of 602 and 671. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.

Director Compensation

      The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit were compensated for their services effective in April 1999:

Annual	Fee per	Fee per
Base Retainer Fee	Board Meeting	Committee Meeting

$12,000	$800(1)	$800(1)

(1)	Directors are paid $400 for telephonic Board and Committee meetings.

     The non-employee directors may also receive an additional cash payment of $6,000 if a certain performance based criterion is met by FirstMerit. In 2000 the criterion was met and the directors received the additional payment.

      The non-employee directors who serve as the chairmen of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Credit Committees, $625; and the Executive Committee, $775. FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries.

      The FirstMerit Director Deferred Compensation Plan (“Director Deferred Plan”), which was approved by the shareholders in April 1996, permits directors of FirstMerit who are not employees to elect to defer their fees in either “stock units” (which are not actual shares of FirstMerit Common Stock but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account which is credited with interest at a rate of Moody’s plus two. Ten of FirstMerit’s directors participated in the Director Deferred Plan during 2000.

      In April, 1999, the shareholders approved the 1999 Stock Plan. This Plan generally provides for granting of NQSOs to directors who are not full-time employees of FirstMerit. Under the Plan, up to 200,000 shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below. Each non-employee director is awarded annually, on the day after the Annual Meeting of Shareholders, NQSOs to purchase 2,400 shares of Common Stock. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted.

      In February 1996, the Board adopted stock ownership guidelines for its directors. The guidelines state that within five years after adoption, directors of FirstMerit should own Common Stock having a market value equal to at least five times their base retainer.

Certain Relationships and Related Transactions

      During 2000, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by or affiliated with FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

      The law firm of Brouse McDowell performed legal services for FirstMerit and the Subsidiaries in 2000. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under “Compensation Committee Interlocks and Insider Participation,” above. The amount of Mr. Lloyd’s interest in such fees cannot practicably be determined.

      The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for a subsidiary of FirstMerit in 2000. Robert W. Briggs, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Briggs’ interest in such fees cannot practicably be determined.

      The law firm of Colella & Kolczun, P.L.L. received fees for the performance of legal services for a subsidiary of FirstMerit in 2000. Richard Colella, a Class I Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Colella’s interest in such fees cannot practicably be determined.

      FirstMerit and the Subsidiaries also employ other law firms to perform legal services.

Principal Shareholders

      The following table describes the beneficial ownership of Common Stock of each entity who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 16, 2001. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares and “investment power” means the power to dispose of or to direct the disposition of shares.

      These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

Name and Address of	Shares and Nature of
Beneficial Owner	Beneficial Ownership	% of Class

Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, OH 45250	7,075,884	8.1%
FirstMerit Bank, N.A Trust Division 121 S. Main Street Akron, OH 44308	5,487,282	6.3%

Report of the Audit Committee of the Board of Directors and Audit Fees

      The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five independent directors and operates under a written charter (Annex A) adopted by the Board of Directors in accordance with applicable rules of the Commission and Nasdaq. The members of the Audit Committee are Robert W. Briggs, Chairman, Richard Colella, Karen S. Belden, Richard N. Seaman and Jerry M. Wolf. The Directors who serve on the committee are all “independent” for purposes of the Nasdaq listing standards. That is, the Board of Directors has determined that none of the Directors had a relationship to the Company that may interfere with their independence from the Company and its management.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent accountants.

      In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence

Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent accountants their independence. As part of such discussion, the Audit Committee reviewed a report from the auditor regarding the fees received by the auditor in 2000, as follows:

Audit: $270,277

Financial Information Systems Design and Implementation: $-0-
All Other (Non-Audit Fees): $533,656.

      Based upon the Audit Committee’s discussion with management and the independent accountants, and the Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as the Company’s independent accountants for the 2001 fiscal year.

Robert W. Briggs, Chairman Richard Colella Karen S. Belden	Richard N. Seaman Jerry M. Wolf

Auditors

      Upon the recommendation of the Audit Committee, FirstMerit has selected PricewaterhouseCoopers LLP as its auditors for 2001. PricewaterhouseCoopers LLP, and its predecessor Coopers & Lybrand, has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

Shareholder Proposal

      The Company has received a non-binding shareholder proposal. The author and proponent of the proposal is Patrick R. Lauber, 1661 Michael Lane, P.O. Box 408, Zoar, Ohio 44697 (the “Proponent”). The Proponent has stated he beneficially owns 49,422 shares of the Company’s common stock. The proposal is included here as required by the rules of the Commission and the Company assumes no responsibility for the accuracy of the statements made by the Proponent.

      The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal. The Board strongly opposes this proposal because it believes that it is based on faulty premises, and that adoption of this non-binding proposal would not be in the best interests of the Company’s shareholders.

Shareholder Proposal

“RESOLVED, that the shareholders of FirstMerit Corporation (“FirstMerit”) hereby request that the Board of Directors (1) appoint a committee of independent, non-management directors that would be authorized and directed to explore strategic alternatives to maximize shareholder value, including sale or merger of FirstMerit, (2) instruct such committee to retain a leading investment banking firm to advise the committee with respect to such strategic alternatives, and (3) authorize the committee and investment banking firm to solicit and evaluate offers for the sale or merger of FirstMerit.”

Shareholder Supporting Statement

“The purpose of this proposal is to provide shareholders with the opportunity to advise the Board of Directors of their concerns regarding FirstMerit’s strategic direction and to express shareholders’ desire to realize the full value of their investment in FirstMerit.

Certain members of the Lauber family and their affiliates, who in the aggregate hold about 572,810 shares, believe that FirstMerit’s operating results are weakening and that management’s current strategy depends upon short-term cost containment and fee increases that are not sustainable, rather than long-term customer and deposit growth. Over the past five years, FirstMerit’s stock price has significantly underperformed (1) several bank holding companies that we believe are logical potential acquirers of FirstMerit and (2) the regional Midwest banks index published by Media General Financial Services. FirstMerit’s stock price remains significantly below its spring 1998 high. We believe that through a sale or merger, shareholders would receive a substantial premium over FirstMerit’s market price through a tax-free exchange of stock with a stronger performing company.

It is our opinion that FirstMerit’s current course of remaining independent is contrary to the trend in the banking industry. We believe that surviving banks in the future will be either small banks providing higher levels of service or much larger banks offering lower costs and a wider array of products due to better economies of scale. We believe that the value of shareholder investment in FirstMerit may be significantly increased through a sale or merger to or with an unaffiliated party. We believe that management’s failure to consider seriously a sale or merger has been detrimental to shareholders.

Over the past two decades, shareholders of independent community banks in Canton, Elyria, Massillon, Medina, Mentor, and Wooster realized the time was right to align themselves with FirstMerit, a stronger regional partner that could offer their customers expanded geographical service, more comprehensive product portfolio, and more efficient operations. Today we believe those same convincing arguments can be made for FirstMerit to align itself with a stronger partner.

This resolution does not require that the Board accept an offer to sell or merge with another party, however if the Board of Directors acts on our request these options must be fairly evaluated by non-management directors on the basis of shareholder value. We strongly urge you to vote FOR this resolution.”

      The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal. The Board strongly opposes this proposal because it believes that it is based on faulty premises, and that adoption of this non-binding proposal would not be in the best interests of the Company’s shareholders.

      The Board regularly reviews, with the assistance of outside advisors, including financial advisors, its strategic alternatives. The Board fully recognizes the importance of its fiduciary duties to the shareholders and would evaluate any proposal it receives in the context of the best interests of the shareholders, the Company and the other constituents involved. However, the Board, which is composed largely of outside directors, unanimously believes that at the present time a process of solicitation of offers, as is contemplated by the non-binding proposal, would not maximize returns for existing shareholders, but would in fact be detrimental to the interests of the shareholders and the Company. Moreover, the mere adoption of the non-binding proposal would result in uncertainty concerning the Company’s future that could adversely affect its ability to retain and attract customers and personnel, as well as its ability to enter into arrangements with third parties.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS NON-BINDING PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER IN THE PROXY.

Shareholder Proposals and Board Nominations

      Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2002 may be made only by a qualified shareholder in compliance with the rules established by the Securities and Exchange Commission, and must be received by FirstMerit no later than November 9, 2001.

      The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the Company’s 2002 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than January 23, 2002, then the proxy holders will be allowed to use their discretionary authority if a proposal can be properly raised at the Company’s Annual Meeting in 2002.

      The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person’s name and qualifications, in writing, to the Executive Committee. Under Article III, Section 2, of FirstMerit’s Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

General

      The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

      Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Terry E. Patton
Secretary

Akron, Ohio

March 9, 2001

ANNEX A

AUDIT COMMITTEE CHARTER
of the
FirstMerit Corporation Board of Directors

STATEMENT OF POLICY

      The Audit Committee (Committee) is appointed by the Board of Directors (Board) of FirstMerit Corporation (Corporation) to provide assistance to its Directors in fulfilling oversight responsibilities relating to (a) the Corporation’s financial statements and financial reporting processes, (b) the systems of internal accounting and financial controls, (c) the internal audit function, (d) the external accountant’s annual audit and quarterly review of the Corporation’s financial statements, (e) the compliance and ethics programs established by management and the Directors, (f) the review and consideration of regulatory examinations and (g) other areas specified by the Directors.

      The Committee will take appropriate actions to set the overall “tone” for quality financial reporting, sound business risk practices, and ethical behavior. Consistent with these functions, the Committee will encourage improvement with regard to, and will foster adherence to, the Corporation’s policies, procedures and practices. At any time, the Committee, subject to Board approval, has the option of modifying or otherwise amending the content of this Charter in order to react appropriately to changing conditions and circumstances.

      It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and audited by the external auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditor or to assure compliance with laws and regulations.

COMPOSITION and MEETINGS

      Committee composition will be in accordance with the rules of National Association of Security Dealers, Inc. (Association). The Committee will be comprised of three or more directors as determined by the Board, none of whom will be an officer or employee of the Corporation or its subsidiaries, have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and will otherwise satisfy the applicable membership requirements under the rules of the Association. Each member of the Committee will be financially literate, as such qualification is interpreted by the Board. At least one member must have accounting or related financial management expertise as the Board interprets such qualification.

      The Committee will meet at least four times annually or more frequently as circumstances dictate. The Committee may require members of management or others to attend meetings and provide pertinent information as necessary.

      A majority of the members of the Committee will constitute a quorum. Any action of a majority of the members in attendance at any meeting at which a quorum is present will be an action of the Committee.

DUTIES, RESPONSIBILITIES AND PROCESSES

      The following are the principal duties and responsibilities of the Committee which it may supplement as deemed appropriate:

(1)	Annual Financial Reporting — Review with management and the external accountants the financial statements to be included in the Corporation’s annual report on Form 10-K, including the external accountant’s opinions about the quality, reasonableness and clarity of the statements including areas of concern or conflict with management.

(2)	Interim Financial Reporting — Review the interim financial statements with management and the external accountants prior to the filing of the Corporation’s quarterly report on Form 10-Q and discuss any other matters required to be communicated to the Committee by the external accountants in accordance with SAS Nos. 61 and 71, as hereafter amended from time to time. The Committee Chairman will represent the entire Committee for purposes of reviewing the Corporation’s “earnings release” information prior to the actual release of earnings to the public.

(3)	Risk Management — In consultation with management, the internal auditors, external accountants and regulatory authorities, the Committee will monitor the integrity and effectiveness of the Corporation’s financial reporting processes and systems of internal control. This includes review of significant findings or financial exposures and the steps management has taken to monitor, control and report such findings or exposures. The Committee will review regulatory examination reports and consideration given or corrective actions taken by management to such reports.

(4)	External Accountant — The external accountants are accountable to the Board, therefore, the Audit Committee will (a) annually review external accountant’s independence and performance and recommend to the Board the appointment or dismissal of the external accountants, (b) approve, in conjunction with management, engagement letters, fees and other significant compensation to be paid to the external accountants and approve requests for significant external accountant consulting engagements that are beyond the scope of the external accountant’s audit engagement, (c) receive written disclosures from the external accountant required by Independence Standards Board Standard No. 1, as hereafter amended from time to time and (d) review the external accountant’s audit plans, including the cost, scope, adequacy of staffing, locations and reliance upon management, internal audit and loan review personnel.

(5)	Internal Audit Plan — Review the budget, plan, changes to plan, activities, organizational structure and qualifications of FirstMerit Audit Services, as needed. It is understood that FirstMerit Audit Services has a reporting responsibility to the Board through the Committee and has administrative reporting responsibility to Corporation’s Chairman and CEO.

(6)	Chief Internal Auditor Evaluation — Annually, review the appointment, performance and replacement of the chief internal auditor.

(7)	Report to Shareholders — Review the report to shareholders as required by the rules of the Commission for inclusion in the Corporation’s proxy statement. The report will include matters required by Statement on Auditing Standards 61 or any matters required by Independence Standard Board No. 1, as hereafter amended from time to time.

(8)	Charter Review — Annually, review and reassess the adequacy of this Charter and submit to the Board for approval, and have the document published at least every three years in accordance with the Commission’s and Association’s listing requirements.

(9)	Legal Compliance — Review with the Corporation’s General Counsel legal matters that may have a significant impact on the financial statements, the Corporation’s compliance policies and any reports or inquiries received from regulators or government agencies related to financial statements.

(10)	Committee Minutes and Corporate Board Reporting — Maintain minutes of meetings and report to the Board on significant results of Committee activities.

(11)	Affirmation of Compliance — Request that the Corporation provide written affirmation to the Association as to the Committee’s independence and related listing requirements.

Form of Proxy Card

FIRSTMERIT CORPORATION

Annual Meeting of Shareholders, April 18, 2001

This proxy is solicited on behalf of the Board of Directors of
FirstMerit Corporation.

The undersigned hereby appoints FRANK H. HARVEY, JR. AND JAMES L. HILTON, and each of them, proxies with full power of substitution to vote on behalf of the Shareholders of FirstMerit Corporation on Wednesday, April 18, 2001, and any adjournment(s) and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the proposals set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting: provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE DIRECTORS AND “AGAINST” THE SHAREHOLDER PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement.

Please sign exactly as your name appears on this proxy.

Please sign this proxy exactly as your name(s) appear(s) on the books of the Company.  Joint owners should each sign personally. Trustees, custodians and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, each person must sign. If the stockholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
_______________________________________________	________________________________________________________
_______________________________________________	________________________________________________________
_______________________________________________	________________________________________________________

[ X ] PLEASE MARK VOTES
        AS IN THIS EXAMPLE

_________________________ FIRSTMERIT CORPORATION _________________________	1.	For the election of six Class I Directors.	For All Nominees	With- hold	For all Except
		John R. Cochran, Richard Colella, Philip A. Lloyd, II, Roger T. Read, Richard N. Seaman, Charles F. Valentine	[ ]	[ ]	[ ]

RECORD DATE SHARES:		NOTE: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

	2.	If properly presented at the meeting, a non-binding shareholder proposal opposed by the Board of Directors regarding a possible sale of the company.	For [ ]	Against [ ]	Abstain [ ]

	3.	Such other business as properly may come before said meeting and any adjournments thereof.

Please be sure to sign and date this Proxy

Mark box at right if an address change or comment has been noted    [  ]
on the reverse side of this card.

Date                                             , 2001

Shareholder sign here:                                                  Co-owner sign here:

DETACH CARD